Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement of Byline Bancorp, Inc., on Form S-4 of our report dated March 23, 2018 on the consolidated financial statements of First Evanston Bancorp, Inc. as of and for the years ended December 31, 2017 and 2016, and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe LLP

Oak Brook, Illinois
February 11, 2019